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                                                                  EXHIBIT 4.9(b)



                                    GUARANTY

     THIS GUARANTY, dated as of January 24, 2000 (as amended or restated from time to time, this "Guaranty"), by Smithfield Foods, Inc., a Virginia corporation (together with its successors and assigns, the "Guarantor"), in favor of each of the Noteholders (as such term is hereinafter defined).

1.  PRELIMINARY STATEMENT.

1.1 Murphy Farms, Inc., a North Carolina corporation (together with its successors and assigns, the "Company"), is a party to a certain Note Purchase Agreement, dated as of March 2, 1999 (the "Existing Note Purchase Agreement," and as amended by the Amendment and Consent referred to below and as further amended or restated from time to time, the "Note Purchase Agreement"), entered into with each of the institutional investors listed on Annex 1 thereto (together with their respective successors and assigns, the "Noteholders"), pursuant to which the Company issued to the Noteholders (i) $75,000,000 in aggregate original principal amount of its 8.25% Senior Unsecured Fixed Rate Notes (the "Fixed Rate Notes") and (ii) $25,000,000 in aggregate original principal amount of its Senior Unsecured LIBOR Rate Notes (such Senior Unsecured LIBOR Rate Notes, collectively with the Fixed Rate Notes, are herein referred to as the "Notes"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Note Purchase Agreement.

1.2 Pursuant to a certain Stock Acquisition and Plan of Reorganization dated as of November 15, 1999 (the "Acquisition Agreement"), entered into by the Guarantor with Wendell H. Murphy and other stockholders of the Company and certain of its affiliates, the Guarantor has agreed to acquire the stock of the Company and certain of its affiliates.

1.3 The Company and the Guarantor have requested the Noteholders to enter into that certain Amendment to Note Purchase Agreement and Consent, dated as of the date hereof (the "Amendment and Consent"), with the Company for the purpose of consenting to the transactions contemplated by the Acquisition Agreement and amending certain provisions of the Existing Note Purchase Agreement, and in order to induce the Noteholders to enter into the Amendment and Consent, the Guarantor has agreed to enter into this Guaranty.

1.4 All acts and proceedings required by law and by the articles of incorporation and by-laws of the Guarantor necessary to constitute this Guaranty a valid and binding agreement for the uses and purposes set forth herein in accordance with its terms have been done and taken, and the



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execution and delivery hereof has been in all respects duly authorized by the
Guarantor.

2.  GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS

2.1   Guarantied Obligations.

     The Guarantor, in consideration of the execution and delivery of the Amendment and Consent by the Noteholders, hereby irrevocably, unconditionally and absolutely guarantees, on a continuing basis, to each Noteholder, as and for its own debt, until final and indefeasible payment has been made:

(a) the due and punctual payment by the Company of the principal of, and interest, and the Make Whole Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other indebtedness owing, by the Company to the Noteholders under the Note Purchase Agreement and the Notes, in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of the Guarantor that the guaranty set forth herein shall be a continuing guaranty of payment and not a guaranty of collection; and

(b) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in the Note Purchase Agreement and the Notes.

All of the obligations set forth in clause (a) and clause (b) of this Paragraph
2.1 are referred to herein as the "Guarantied Obligations" and the guaranty thereof contained herein is referred to herein as the "Unconditional Guaranty". This Unconditional Guaranty is a primary, original and immediate obligation of the Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and shall remain in full force and effect until the full, final and indefeasible payment of the Guarantied Obligations.

2.2   Performance Under the Note Purchase Agreement.

     In the event the Company fails to pay, perform, keep, observe, or fulfill any Guarantied Obligation in the manner provided in the Notes or in the Note

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Purchase Agreement, the Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Note Purchase Agreement and the Notes. In furtherance of the foregoing, if an Event of Default shall exist, all of the Guarantied Obligations shall, in the manner and subject to the limitations provided in the Note Purchase Agreement for the acceleration of the maturity of the Notes, forthwith become due and payable without notice, regardless of whether the acceleration of the maturity of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

2.3   Releases.

     The Guarantor consents and agrees that, without any notice whatsoever to or by it and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting its obligations hereunder, each Noteholder, by action or inaction, may:

(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Guaranty, the Notes, the Note Purchase Agreement, any other guaranty or agreement or instrument related thereto or hereto;

(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c) grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Company or any other guarantor in respect of any one or more of this Guaranty, the Notes, the Note Purchase Agreement, any other guaranty or any agreement or instrument related thereto or hereto;

(d) amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Notes, the Note Purchase Agreement, any other guaranty or any agreement or instrument related hereto;

(e) release or substitute any one or more of the endorsers or guarantors of the Guarantied Obligations, whether parties hereto or not; and

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(f)  sell, exchange, release, surrender or enforce, by action or inaction, any property at any time pledged or granted as security in respect of the Guarantied Obligations in accordance with the terms and conditions of the agreements and instruments pursuant to which such property was pledged or granted (as such agreements and instruments may be amended from time to time, and without any requirement of notice of such amendment to the Guarantor), whether so pledged or granted by the Company, the Guarantor or another guarantor of the Company's obligations under the Note Purchase Agreement, the Notes, any other guaranty or any agreement or instrument related hereto.

2.4   Waivers.

     To the fullest extent permitted by law, the Guarantor does hereby waive:

(a)  any notice of

               (i) acceptance of this Unconditional Guaranty;

               (ii) any purchase of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guarantied Obligations, or the amount of the Guarantied Obligations, subject to the Guarantor's right to make inquiry of each Noteholder to ascertain the amount of the Guarantied Obligations owing to such Noteholder at any reasonable time, provided that the Guarantor will look solely to the Company for the determination of the identities of the Noteholders;

               (iii)  any transfer of Notes from one holder to another;

               (iv) any adverse change in the financial condition of the Company or any other fact that might increase, expand or affect the Guarantor's risk hereunder;

               (v) presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

               (vi) any Default or Event of Default; and

               (vii) any kind or nature whatsoever to which the Guarantor might otherwise be entitled, other than those specifically required to be given to the Guarantor pursuant to the terms of this Guaranty;

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(b)  the right by statute or otherwise to require any Noteholder to institute suit against the Company, the Guarantor, or any other guarantor or to exhaust the rights and remedies of any Noteholder against the Company or any other guarantor, including, specifically (but not limited to) any rights the Guarantor might otherwise have had under Virginia Code Sections 49-25 and 49-26, et. seq. and R.C.G.S. Sections 26-7, et. seq. (and any
                      --  ---                              --  ---
     successor statute);

(c) the benefit of any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on this Guaranty, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of such law;

(d) any defense or objection to the absolute, primary, continuing nature, or the validity, enforceability or amount, of this Unconditional Guaranty, including, without limitation, any defense based on (and the primary, continuing nature, and the validity, enforceability and amount, of this Unconditional Guaranty shall be unaffected by), any of the following:


               (i) any change in future conditions;

               (ii)  any change of law;

               (iii) any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Note Purchase Agreement, the Notes or any agreement or instrument related hereto) by the Company or any other Person;

               (iv) the execution and delivery of any agreement at any time hereafter (including, without limitation, the Note Purchase Agreement, the Notes or any agreement or instrument related hereto) of the Company or any other Person;

               (v) the genuineness, validity, regularity or enforceability of any of the Guarantied Obligations;

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               (vi) any default, failure or delay, willful or otherwise, in the performance of any obligations by the Company or any other guarantor;

               (vii) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of the Company or the Guarantor, or sequestration or seizure of any property of the Company or the Guarantor, or any merger, consolidation, reorganization, dissolution, liquidation or winding up or change in corporate constitution or corporate identity or loss of corporate identity of the Company or the Guarantor;

               (viii) any disability or other defense of the Company or the Guarantor to payment and performance of all Guarantied Obligations other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid;

               (ix) the cessation from any cause whatsoever of the liability of the Company or the Guarantor in respect of the Guarantied Obligations;

               (x) impossibility or illegality of performance on the part of the Company under the Note Purchase Agreement or the Notes or of the Guarantor under this Guaranty;

               (xi) any change in the circumstances of the Company, the Guarantor or any other Person, whether or not foreseen or foreseeable, whether or not imputable to the Company or the Guarantor, including, without limitation, impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, economic or political conditions, or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or the Guarantor and whether or not of the kind hereinbefore specified;

               (xii) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments,

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          expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges, Liens or encumbrances of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreement or the Notes or any agreement or instrument related hereto so that such sums would be rendered inadequate or would be unavailable to make the payment as herein provided;

               (xiii) any change in the ownership of the equity securities of the Company, the Guarantor or any other Person liable in respect of the Notes; or

               (xiv) any other action, happening, event or reason whatsoever that shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company of any of its obligations under the Note Purchase Agreement or the Notes or of the Guarantor under this Guaranty.

2.5   Certain Waivers of Subrogation, Reimbursement and Indemnity.

     Until the Guarantied Obligations have been finally and indefeasibly paid, the Guarantor shall have no right of subrogation, reimbursement, or indemnity whatsoever in respect of the Guarantied Obligations, and no right of recourse to or with respect to any assets or property of the Company.

2.6   Invalid Payments.

     To the extent the Company makes a payment or payments to any Noteholder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver or any other party or officer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, state or federal law, or any common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantor shall be primarily liable for such obligation.

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2.7   Marshaling.

     Neither any Noteholder nor any Person acting for the benefit of any Noteholder shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guarantied Obligations.

2.8   Subordination.

     In the event that, for any reason whatsoever, the Company or a Person obligated in respect of the Guarantied Obligations pursuant to another agreement, is now or hereafter becomes indebted to the Guarantor in any manner (such indebtedness referred to as an "Affiliate Obligation"), the amount of such Affiliate Obligation, interest thereon, and all other amounts due with respect thereto, shall, at all times during the existence of a Default or an Event of Default, be subordinate as to time of payment and in all other respects to all the Guarantied Obligations, and the Guarantor shall not be entitled to enforce or receive payment thereof until all sums then due and owing to the Noteholders in respect of the Guarantied Obligations shall have been paid in full, except that the Guarantor may enforce (and shall enforce, at the request of the Required Holders, and at the Guarantor's expense) any obligations in respect of any such Affiliate Obligation owing to the Guarantor from the Company or such indebted Person so long as all proceeds in respect of any recovery from such enforcement shall be held by the Guarantor in trust for the benefit of the Noteholders, to be paid to the Noteholders as promptly as reasonably possible. If any other payment, other than pursuant to the immediately preceding sentence, shall have been made to the Guarantor by the Company or such indebted Person on any such Affiliate Obligation during any time that a Default or an Event of Default exists and there are Guarantied Obligations outstanding, the Guarantor shall hold in trust all such payments for the benefit of the Noteholders, to be paid to the Noteholders as promptly as reasonably possible.

2.9   Setoff, Counterclaim or Other Deductions.

     Except as otherwise required by law, each payment by the Guarantor shall be made without setoff, counterclaim or other deduction.

2.10   Election by Guarantor to Perform Obligations.

     Any election by the Guarantor to pay or otherwise perform any of the obligations of the Company under the Notes, the Note Purchase Agreement or any agreement or instrument related hereto shall not release the Company, the Guarantor or any other guarantor from such obligations or any of such Person's

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other obligations under the Notes, the Note Purchase Agreement or any agreement or instrument related hereto.

2.11   No Election of Remedies by Noteholders.

     To the extent provided in the Note Purchase Agreement, each Noteholder shall, individually or collectively, have the right to seek recourse against the Guarantor to the fullest extent provided for herein for the Guarantor's obligations under this Guaranty in respect of the Guarantied Obligations. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such Noteholder's right to proceed in any other form of action or proceeding or against other parties unless such Noteholder has expressly waived such right in writing.
Specifically, but without limiting the generality of the foregoing, no action or proceeding by any Noteholder against the Company or the Guarantor under any document or instrument evidencing obligations of the Company or the Guarantor to such Noteholder shall serve to diminish the liability of the Guarantor under this Guaranty, except to the extent that such Noteholder finally and unconditionally shall have realized payment by such action or proceeding.

2.12   Separate Action; Other Enforcement Rights.

     Each of the rights and remedies granted under this Guaranty to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice by such Noteholder to, or the consent of or any other action by, any other Noteholder. Each Noteholder may proceed to protect and enforce this Unconditional Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

2.13   Noteholder Setoff.

     Each Noteholder shall have, to the fullest extent permitted by law and this Guaranty, a right of set-off against any and all credits and any and all other property of the Guarantor, now or at any time whatsoever, with or in the possession of, such Noteholder, or anyone acting for such Noteholder, to ensure the full performance of any and all obligations of the Guarantor hereunder.

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2.14   Delay or Omission; No Waiver.

     No course of dealing on the part of any Noteholder and no delay or failure on the part of any such Person to exercise any right hereunder shall impair such right or operate as a waiver of such right or otherwise prejudice such Person's rights, powers and remedies hereunder. Every right and remedy given by this Unconditional Guaranty or by law to any Noteholder may be exercised from time to time as often as may be deemed expedient by such Person.

2.15   Restoration of Rights and Remedies.

     If any Noteholder shall have instituted any proceeding to enforce any right or remedy under this Unconditional Guaranty or under any Note held by such Noteholder, and such proceeding shall have been dismissed, discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder, the Company and the Guarantor shall, except as may be limited or affected by any determination (including, without limitation, any determination in connection with any such dismissal) in such proceeding, be restored severally and respectively to its respective former positions hereunder and thereunder, and thereafter, subject as aforesaid, the rights and remedies of such Noteholders shall continue as though no such proceeding had been instituted.

2.16   Cumulative Remedies.

     No remedy under this Guaranty, the Note Purchase Agreement or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Guaranty, the Note Purchase Agreement or the Notes.

2.17   Limitation on Guarantied Obligations.

     Notwithstanding anything in Paragraph 2.1 or elsewhere in this Guaranty to the contrary, the obligations of the Guarantor under this Guaranty shall at each point in time be limited to an aggregate amount equal to the greatest amount that would not result in such obligations being subject to avoidance, or otherwise result in such obligations being unenforceable, at such time under applicable law (including, without limitation, to the extent, and only to the extent, applicable to the Guarantor, Section 548 of the Bankruptcy Code of the United States of America and any comparable provisions of the law of any other jurisdiction, any capital preservation law of any jurisdiction and any other law of any jurisdiction that at such time limits the enforceability of the obligations of the Guarantor under this Guaranty).

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2.18   Maintenance of Offices.

     The Guarantor will maintain an office at its address set forth in Paragraph
5.3 where notices, presentations and demands in respect of this Guaranty may be made upon it. The Guarantor will maintain its office at such address until such time as the Guarantor shall notify the Noteholders of any change of location of such office.

2.19   Further Assurances.

     The Guarantor will cooperate with the Noteholders and execute such further instruments and documents as the Required Holders shall reasonably request to carry out, to the reasonable satisfaction of the Required Holders, the transactions contemplated by the Note Purchase Agreement, the Notes, this Guaranty and the documents and instruments related thereto.

3.  INTERPRETATION OF THIS GUARANTY

3.1   Terms Defined.

     As used in this Guaranty, capitalized terms have the meaning specified in the Note Purchase Agreement unless otherwise specified below or set forth in the paragraph of this Guaranty referred to immediately following such term (such definitions, unless otherwise expressly provided, to be equally applicable to both the singular and plural forms of the terms defined):

     Acquisition Agreement -- Paragraph 1.2.

     Affiliate Obligation -- Paragraph 2.8.

     Amendment and Consent -- Paragraph 1.3.

     Company -- Paragraph 1.1.

     Existing Note Purchase Agreement -- Paragraph 1.1.

     Fixed Rate Notes -- Paragraph 1.1.

     Guarantied Obligations -- Paragraph 2.1.

     Guarantor -- has the meaning assigned to such term in the first paragraph hereof.

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     Guaranty, this -- has the meaning assigned to such term in the first paragraph hereof.

     Note Purchase Agreement -- Paragraph 1.1.

     Noteholders -- Paragraph 1.1.

     Notes -- Paragraph 1.1.

     Unconditional Guaranty -- Paragraph 2.1.

3.2   Paragraph Headings and Construction.

(a) Paragraph Headings, etc. The titles of the Paragraphs appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Guaranty as a whole and not to any particular Paragraph or other subdivision. Unless otherwise specified, references to Paragraphs are to Paragraphs of this Guaranty.

(b)  Construction.  Each covenant contained herein shall be construed
     (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

4.  WARRANTIES AND REPRESENTATIONS

     The Guarantor represents and warrants to each Noteholder, as of the date hereof, as follows:

4.1   Generally.

(a) The Guarantor is fully aware of the financial condition of the Company and is delivering this Guaranty based solely upon its own independent investigation and in no part upon any representation or statement of any Noteholder with respect thereto. The Guarantor is in a position to obtain, and hereby assumes full responsibility for obtaining, any

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additional information concerning the financial condition of the Company as the
Guarantor may deem material to its obligations hereunder, and the Guarantor is not relying upon, nor expecting, any Noteholder to furnish it any information concerning the financial condition of the Company.

(b) As of the date of the execution and delivery of this Guaranty, the fair salable value of the assets of the Guarantor, taken as a whole, exceeds its liabilities, taken as a whole; the Guarantor is able to pay and discharge all of its debts (including, without limitation, its current liabilities) as they become due and after giving effect to the transactions contemplated by this Guaranty, the Guarantor will not become unable to pay and discharge such debts as they become due; there are no presently pending material court or administrative proceedings or undischarged judgments against the Guarantor; and no tax Liens have been filed or threatened against the Guarantor, nor is the Guarantor in default or claimed default under any agreement for borrowed money.

(c) The Guarantor is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. The Guarantor has the corporate power to own its properties and carry on its business as it is now being conducted. The Guarantor has the valid authority and the corporate power to enter into and perform, and has taken all necessary action to authorize the entry into, and the performance and delivery of, this Guaranty and the transactions contemplated hereby.

(d) This Guaranty has been duly authorized by all necessary action on the part of the Guarantor, has been duly executed and delivered by one or more duly authorized officers of the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor.

(e) The entry into and performance of this Guaranty and the transactions contemplated hereby do not and will not conflict with any applicable law or regulation or official or judicial order, conflict with the articles of incorporation or by-laws of the Guarantor, conflict with any agreement or document to which the Guarantor is a party or that is binding upon it or any of its properties, or result in the creation or imposition of any Lien on any of its properties pursuant to the provisions of any agreement or document.

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4.2   Solvency.

     The fair value of the business and assets of each of the Company and the Guarantor will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Guaranty, the Amendment and Consent and the Stock Acquisition Agreement. Neither the Company nor the Guarantor, after giving effect to the transactions contemplated by this Guaranty, the Amendment and Consent and the Acquisition Agreement, will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small assets or capital (within the meaning of applicable law, including, without limitation, Section 548 of the United States Bankruptcy Code), and neither the Company nor the Guarantor has any intent to

(a) hinder, delay or defraud any entity to which it is, or will become, on or after the date hereof, indebted, or

(b) incur debts that would be beyond its ability to pay as they mature.

5.  MISCELLANEOUS

5.1   Successors and Assigns.

(a) Whenever the Guarantor or any of the parties to the Note Purchase Agreement is referred to, such reference shall be deemed to include the successors and assigns of such party, and all the covenants, promises and agreements contained in this Guaranty by or on behalf of the Guarantor shall bind its successors and assigns and shall inure to the benefit of each of the Noteholders from time to time whether so expressed or not and whether or not an assignment of the rights hereunder shall have been delivered in connection with any assignment or other transfer of Notes.

(b) The Guarantor agrees to take such action as may be reasonably requested by any Noteholder in connection with the transfer of the Notes of such Noteholder in accordance with the requirements of the Note Purchase Agreement in connection with providing an executed copy of this Guaranty to

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the new Noteholder or Noteholders of such Notes, provided that no additional obligations of the Guarantor shall thereby be created but rather that its existing obligations shall be more particularly stated in respect of one or more future Noteholders that are the subject of this Guaranty.

5.2   Partial Invalidity.

     The unenforceability or invalidity of any provision or provisions hereof shall not render any other provision or provisions contained herein unenforceable or invalid.

5.3   Communications.

(a) Method; Address. All communications hereunder shall be in writing, shall be delivered in the manner required by the Note Purchase Agreement, and shall be addressed


               (i)  if to the Guarantor, at

                    Smithfield Foods, Inc.
                    200 Commerce Street
                    Smithfield, Virginia  23430
                    Attention:  Mr. C. Larry Pope
                    Fax:  (757) 365-3023,

               (ii) if to a Purchaser, at the address set forth on Annex 1 to the Note Purchase Agreement for such Noteholder, and further including any parties referred to on such Annex 1 which are required to receive notices in addition to such Noteholder, and

               (ii) if to a Noteholder that is not a Purchaser, at the address set forth in the register for the registration and transfer of Notes maintained pursuant to Paragraph 11N(1) of the Note Purchase Agreement for such Noteholder, or to any such party at such other address as such party may designate by notice duly given in accordance with this Paragraph 5.3.

(b) When Given. Any communication addressed and delivered as provided by Paragraph 5.3(a) shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery

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     is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

5.4   Governing Law.

          THIS GUARANTY IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND SHALL BE GOVERNED BY, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS).

5.5   Effective Date.

          This Guaranty shall be effective as of the date hereof.

5.6   Benefits of Guaranty Restricted.

          Nothing express or implied in this Guaranty is intended or shall be construed to give to any Person other than the Guarantor and the Noteholders any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision herein contained; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Guarantor and the Noteholders.

5.7   Survival of Representations and Warranties; Entire Agreement.

          All representations and warranties contained herein or made in writing by the Guarantor in connection herewith shall survive the execution and delivery hereof.

5.8   Expenses.

(a) The Guarantor shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Noteholders in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect hereto (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

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(b)  At any time when any one or more of the Company or the Guarantor and the Noteholders are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Guarantor shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees and the reasonable fees of professional advisors) incurred by the Noteholders in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to the Noteholders.

(c) If the Guarantor shall fail to pay when due any principal of, or Make Whole Amount or interest on, any Note, the Guarantor shall pay to each Noteholder, to the extent permitted by law, such amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such Noteholder in collecting any sums due on the Notes.

5.9   Amendment.

          This Guaranty may be amended only in a writing executed by the Guarantor and the Required Holders.

5.10   Survival.

          So long as the Guarantied Obligations and all payment obligations of the Guarantor hereunder shall not have been fully and finally performed and indefeasibly paid, the obligations of the Guarantor hereunder shall survive the transfer and payment of any Note and the payment in full of all the Notes.

5.11   Entire Agreement.

          This Guaranty constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

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5.12   Duplicate Originals, Execution in Counterpart.

          Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Guaranty may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

     [Remainder of page intentionally blank.  Next page is signature page.]

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          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed on its behalf by a duly authorized officer of the Guarantor.


                                 SMITHFIELD FOODS, INC.


                                 By________________________________
                                 Name:
                                 Title: